Exhibit 10.26

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”), made and entered into this 16th day of June, 2004, by and among SOUTHWEST MISSOURI GAMING, LLC, a Missouri limited liability company (the “Company”), ROBERT E. LOW, an individual (“Low”), and SW MISSOURI, LLC, a Minnesota limited liability company (“Southwest”).

RECITALS

WHEREAS, the Company is in the business of developing and operating a riverboat gaming facility and associated retail development located in the city of Rockaway Beach, Missouri (the “Facility”);

WHEREAS, pursuant to the terms of the Company’s Operating Agreement dated of even date herewith (the “Operating Agreement”), Low and Southwest own all of the outstanding membership interests of the Company and, except as otherwise provided in the Operating Agreement, are responsible for the management of the Company and its business and associated operating matters;

WHEREAS, the Company and Low wish to enter into an agreement whereby Low will provide management services to the Company in connection with the Facility;

WHEREAS, Southwest wishes to have the right to assume such management service obligations from Low if the Management Agreement Criteria (as defined herein) are not met and Low, in turn, wishes to have the right to re-assume such management service obligations from Southwest if the Management Agreement Criteria are subsequently not met; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements as set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows.

ARTICLE 1.
DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings given to them below (whether in singular or plural form):

1.1                               “Applicable Law” means all federal, state and local law having authority over the Facility and the Gaming Operation, including, without limitation, the Gaming Commission.

1.2                               “Affiliate” means, with regard to any specified person or organization, any other person or organization (and all natural persons related by blood, adoption or marriage to such other person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified person.  The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of 20% or more of the voting power (or in the case of a person which is not a corporation, 20% or more of the ownership interests, beneficial or otherwise) of such person or organization or the power otherwise to direct or cause the direction of the management and policies of that person or organization, whether through voting, by contract or otherwise.  For the purposes of this definition, “voting power” of any person or organization means the total number of votes which may be cast by the holders of the total number of outstanding equity interests of any class or classes of such person or organization in any election of directors or managers of such person or organization or individuals serving on a committee or board serving a function comparable to that served by a board of directors of a corporation.  All directors and executive officers of a corporation and all directors and members of a board or board of directors or similar committee of a person or organization organized as a limited liability company shall be deemed to be Affiliates of such person or organization.

1.3                               “Board” means the Board of Managers of the Company.

1.4                               “Calculation Date” has the meaning given in Section 2.6 of this Agreement.

1.5                               “Code” has the meaning given in Section 4.4 of this Agreement.

1.6                               “Company” has the meaning given in the Recitals to this Agreement.

1.7                               “Competitive Casinos” means Ameristar Kansas City, Ameristar St. Charles, Isle of Capri Kansas City, Isle of Capri Boonville, Argosy and their respective successors and assigns.

1.8                               “Cost of Funds Rate” means the rate of interest equal to Southwest’s average cost of funds for a given period.

1.9                               “CPA” shall mean an accounting firm of regional or national recognition selected by the Board and reasonably acceptable to the Members.

1.10                        “EBITDA Margin” means for the designated period, (1) the sum of an organization’s (i) pretax earnings from continuing operations, (ii) interest expense and (iii) depreciation, depletion, and amortization of tangible and intangible assets (including real property leases and all contractual obligations to the city of Rockaway Beach, Missouri as they relate to the Company, and all Management Fees, if applicable), before (a) special extraordinary gains, (b) minority interests, and (c) miscellaneous gains and losses, (2) divided by such organization’s Gross Profits from casino operations, in each case computed and calculated in accordance with GAAP.

1.11                        “Effective Date” means the date that the Company receives initial licensing approval from the Gaming Commission.

1.12                        “Facility” has the meaning given to such term in the Recitals to this Agreement.

1.13                        “GAAP” means generally accepted accounting principals, consistently applied.

1.14                        “Gaming Authority” means any governmental gaming authority having jurisdiction over the Company, the Manager, a Member or any of their Affiliates, including, but not limited to, the state gaming authorities for Missouri, Mississippi, Colorado, West Virginia, Pennsylvania, Ohio, Nevada and Minnesota and the National Indian Gaming Commission.

1.15                        “Gaming Commission” means the Missouri Gaming Commission and any other gaming governing body that has authority over the Gaming Operations.

1.16                        “Gaming Operations” means (i) the Company’s gaming and wagering activities and (ii) all commercial activities conducted at the Facility by the Company, including, without limitation, concession, restaurant, bar, hotel, night club and retail activities.

1.17                        “Gross Profits” means the total revenue earned by a casino operation (including from non-gaming activities) less any amounts paid out for player winnings or used to pay for prizes by such casino operation and the costs of goods sold with respect to non-gaming activities, all as determined in accordance with GAAP.

1.18                        “Low” has the meaning given in the Recitals to this Agreement.

1.19                        “Management Agreement Criteria” means the occurrence of either of the following events: (i) the failure of the Company to maintain an EBITDA Margin during the previous calendar year equal to at least 90% of the average EBITDA Margin of all of the Competitor Casinos during the same period, determined commencing as of the fourth January 1 following the Operation Date (after three (3) full calendar years) and tested each January 1 thereafter, or (ii) the failure of the Company to achieve Net Income (excluding actual and mock interest on the Company’s acquisition debt) during the previous calendar year totaling more than the Company’s debt services costs (or mock debt service costs) for 70% of the Company’s Gaming Operation start-up costs (based on a twenty (20) year amortization period at the Cost of Funds Rate), determined as of the second January 1 following the Operation Date (after one (1) full calendar year) and tested each January 1 thereafter; provided, however, that in the case where either Southwest or Low exercises its option to assume all rights, duties and responsibilities under this Agreement, the Management Agreement Criteria shall be determined with respect to the EBITDA Margin calculation commencing as of the fourth January 1 following the date when Southwest or Low, as the case may be, officially commences its management duties under this Agreement pursuant to such assumption (after three (3) full calendar years), and with respect to the Net Income calculation commencing as of the second January 1 following the date when Southwest or Low, as the case may be, officially commences its management duties under this Agreement pursuant to such assumption (after one (1) full calendar year).

1.20                        “Management Fee” means the amount equal to (i) 5% of the Company’s annual Net Income up to $20,000,000, (ii) 10% of the Company’s annual Net Income in excess of $20,000,000 but less than $35,000,000, (iii) 15% of the Company’s annual Net Income in excess of $35,000,000 but less than $50,000,000 and (iv) 17.5% of the Company’s annual Net Income in excess of $50,000,000.

1.21                        “Manager” means the person responsible for, and empowered with the necessary authority for, carrying out the duties and responsibilities of Manager as set forth herein in connection with the Gaming Operations at the Facility.  The Manager shall initially be Low, subject to assumption rights granted to Southwest, and thereafter to Low, pursuant to Section 6.2 of this Agreement.

1.22                        “Member Representative” shall mean the representative designated by any Member who is not the acting Manager under this Agreement.

1.23                        “Members” mean, collectively, Low and Southwest.

1.24                        “Net Income” means the Company’s net income from the Gaming Operations at the Facility prior to the payment of any Management Fee but after taking into account deductions for depreciation, interest, expenses (including amounts paid out as, or paid for, prizes, but not including start-up expenses incurred by the Company prior to the Operation Date) and salaries, all as determined in accordance with GAAP.

1.25                        “Operating Agreement” has the meaning given in the Recitals to this Agreement.

1.26                        “Operating Expense” has the meaning given in Section 2.3 of this Agreement.

1.27                        “Operation Date” means the first date that the Facility is open for operation to the general public.

1.28                        “Southwest” has the meaning given in the Recitals to this Agreement.

1.29                        “Unsuitable Person” means any person or organization who is not licensable by any Gaming Authority having jurisdiction over the Company, the Gaming Operation, the Facility, the Manager or the business operations of such person or organization (or its Affiliate) at the time of any such determination.

ARTICLE 2.
THE MANAGER

2.1                               General Responsibilities of the Manager.  The Company hereby retains and engages the Manager commencing as of the Effective Date.  The Manager’s responsibilities shall include, but are not limited to, the following:

(a)                                  supervising and managing all activities necessary for the conduct of the Gaming Operations at the Facility;

(b)                                 planning, constructing, equipping, maintaining and improving the Facility;

(c)                                  establishing the operating days and hours at the Facility;

(d)                                 hiring, firing, training and promoting employees at the Facility, including overseeing the hiring process for the initial employees of the facility and the training and qualifying of such initial employees;

(e)                                  managing all marketing and promotion activities in connection with the Facility, including start-up promotions;

(f)                                    organizing the funding of an initial house bank sufficient to begin operation and safely cover all initial wagers and payouts in connection with the Gaming Operations;

(g)                                 establishing and managing food, beverage and retail services in connection with the Facility, including procuring liquor licenses and maintaining such liquor licenses;

(h)                                 establishing, maintaining and managing appropriate security personnel, systems and protocols with respect to the Gaming Operations at the Facility, its customers and employees and the handling of monies related thereto;

(i)                                     establishing and administering employment practices at the Facility, including, the development and enforcement of personnel policies and procedures, which shall conform to generally accepted personnel policies and procedures of the gaming industry;

(j)                                     developing and administering a loan/grant program that will encourage the refurbishment of hotels located in the vicinity of Rockaway Beach, Missouri and managing and operating any hotels that are acquired or operated by the Company;

(k)                                  obtaining and maintaining insurance coverage at the Facility, including liability and property damage coverage;

(l)                                     maintaining all books and records necessary for the Gaming Operations at the Facility;

(m)                               providing the Company with all information necessary for the Company to comply with all Applicable Law governing the Gaming Operations at the Facility;

(n)                                 developing and leasing to third party tenants retail space in connection with the Facility in such quantities as agreed to by the Company and the city of Rockaway Beach, Missouri;

(o)                                 maintaining working relationships with the city of Rockaway Beach, Missouri and the other communities surrounding the Facility, including complying with the development agreement and corresponding ground lease associated with the Facility and the Gaming Operations;

(p)                                 implementing and administering the White Rive Communities Association on behalf of the Company, the Facility and the Gaming Operations and in concert with the city of Rockaway Beach, Missouri;

(q)                                 establishing and maintaining parking areas required for the employees of the Gaming Operations and the Facility, and, to the extent necessary, establishing and maintaining adequate transportation to such parking;

(r)                                    developing and maintaining customer and guest transportation services, including interfacing with tour bus operators serving the Branson, Missouri area and developing and maintaining water and land shuttle services between the Facility and the city of Branson, Missouri; and

(s)                                  those duties specified by the Company from time to time.

2.2                               Constructing and Equipping the Facility.  Following the Effective Date, the Company, through the Board and with the direction and assistance of the Members, shall undertake all steps necessary to design, construct and equip the Facility.  The Manager shall submit all construction and equipment plans to the Board and the Gaming Commission for final approval before implementation.  Any contracts pertaining to the design, construction or equipment of the Facility shall also require the final approval of the Board.

2.3                               Reimbursement of Costs.  Any and all reasonable costs incurred by the Manager in fulfilling its responsibilities pursuant to this Agreement shall be reimbursed by the Company to the Manager (the “Operating Expenses”).  The Manager shall submit its Operating Expenses to the Company for reimbursement in accordance with the procedures communicated to the Manager by the Company from time to time.

2.4                               Compliance with Applicable Law.  The Manager shall perform all of its responsibilities pursuant to this Agreement in accordance with Applicable Law.

2.5                               Quarterly Meeting.  The Manager shall be available for a meeting at the Facility with the Company and the Member Representative at least every three (3) months during the term hereof to discuss all matters relevant to the Gaming Operation.

2.6                               Management Fee.  In consideration of the performance of the duties and obligations assumed by the Manager hereunder, the Company agrees that the Manager shall receive compensation equal to the Management Fee, which shall be paid to the Manager on a monthly basis commencing after the Operation Date.  The Management Fee shall be calculated monthly beginning as of the last day of the first complete calendar month that occurs after the Operation Date (“Calculation Date”) and shall be reconciled annually.  Such annual reconciliation shall be reviewed and confirmed by the CPA.  All payments to the Manager of the Management Fee shall be deposited as instructed in writing to the Company by the Manager from time to time within thirty (30) days following each Calculation Date.

2.7                               Term of the Agreement.  The term of this Agreement shall commence on the Effective Date and shall continue until terminated pursuant to Section 6.1 of this Agreement.

ARTICLE 3.
EMPLOYEES AND OPERATIONS

3.1                               Personnel.  All employees of the Facility shall be Company employees assigned to the Facility under the authority and supervision of the Manager, and shall not be employees of the Manager.  All responsibility for employment decisions, including, but not limited to, the hiring, firing, promotion, transfer, compensation and discipline of said employees shall, however, be the sole responsibility of the Manager, who shall make such decisions in accordance with the rules, regulations, policies and procedures and prudent employment practices established by the Manager and reasonably approved by the Company for use in the operation of the Facility.

3.2                               Security Clearance and Background Reviews.  The Manager shall conduct such adequate background review as is necessary and appropriate to the position to be filled and the responsibilities of such position within the Facility.  Any such review shall be sufficient to meet the requirements of Applicable Law.

3.3                               Limited Appointment of the Manager as Agent of the Company.  The Manager is hereby appointed, delegated, employed and authorized to act on behalf of the Company as the Company’s agent in carrying out a variety of duties necessary to the proper and efficient management and operation of the Gaming Operations on behalf of the Company as follows:

(a)                                  Operation of General Business and Business Affairs.  The Manager shall manage the day-to-day operation of the Facility, including, but not limited to, the general business and business affairs in connection with the operation, equipping, management and maintenance of the Facility.  In carrying out these duties and responsibilities, the Manager promises and agrees to comply with the letter and spirit of this Agreement, its  terms and conditions.

(b)                                 Management and Control.  The Manager shall have the exclusive authority over, and right to control of, the day-to-day management and control of the Gaming Operation, its employees, customers, revenues and any and all property and assets assigned, located or otherwise used at or for the Facility.  Such authority shall include all decisions regarding games played and the rules of play for such games, the odds or payouts of such games, and the profit margins to be used in the sale of any goods or services to be sold on the premises, all in compliance with Applicable Law and industry standards.  The control exercised by the Company over the Facility and the Gaming Operation shall be exercised through the terms of this Agreement.

(c)                                  Collection, Deposit and Disbursement of Revenues.  As Company’s agent, the Manager shall collect, receive and account for, on behalf of the Company, all revenues generated and resulting from the operation of the Facility.  Such revenues shall be deposited into an account or accounts of the Gaming Operations with such bank or banks as the Manager may choose, with the approval of the Board, with the sole signatories to be the Manager or the Manager’s duly authorized representatives designated for those purposes and the Member Representative.  The Manager is hereby authorized to make all such disbursements and expenditures as are necessary from said account in order to fund all Gaming Operations.

ARTICLE 4.
ACCOUNTING AND FINANCIAL REPORTING

4.1                               Accounting.  The Manager shall provide for the establishment and maintenance of satisfactory accounting systems and procedures that shall, at a minimum:  (a) include an adequate system of internal accounting controls; (b) permit the preparation of financial statements in accordance with GAAP; (c) be susceptible to audit; and (d) permit the Company and the Manager to accurately calculate the Management Fee.

4.2                               Financial Records and Statements.  The Manager shall maintain at the Facility full and accurate books and records pertaining to the Gaming Operations and the Facility and shall provide full and immediate access of such books and records to the Company and the Member Representative.  Such books shall be kept in compliance with GAAP and pursuant to the requirements of Applicable Law.  The Manager shall prepare and provide to the Company with a daily revenue flash report and comparative monthly, quarterly and annual financial statements showing all sales, revenues and all other amounts collected and received, and all deductions and disbursements made therefrom in connection with the Gaming Operation and in conformance with the budget approved by the Board.  The CPA shall perform an annual audit of the Gaming Operation and of all major contracts for supplies, services or concessions reflected in the Operating Expenses and such annual audited financing statements shall be delivered to the Company as soon as available, but in no event more than ninety (90) days after the end of each calendar year of the Company.

4.3                               Financial Reporting.  The Manager shall provide separate accountability and financial reporting for all non-gaming profit centers existing within the Facility or as may be otherwise related to the Facility, such as restaurants, hotels or otherwise.

4.4                               Tax Withholdings on Winnings.  The Manager shall be responsible for reporting and withholding taxes with respect to the winnings from gaming or wagering operations as may be  required by the Internal Revenue Code of 1986, as amended (the “Code”) and for compliance with all other lawful requirements imposed by the Code.

ARTICLE 5.
DUTY TO DEFEND, NOTICE OF CLAIMS, INDEMNIFICATION

5.1                               Defense of Claims.  It shall be the duty of the Manager to defend any and all claims and actions brought against the Company, the Manager and the Facility, with all costs of defense, including but not limited to, attorneys’ fees, necessary and reasonable expenses of the litigation, and expert witness fees to be considered Operating Expenses.  Such claims and actions shall not be limited by the nature or the amount of such claims unless otherwise specifically stated herein, but shall include only such claims and actions as are brought relative to the duties and obligations of the Manager under this Agreement and any and all activities of the Manager in the performance of its obligations hereunder.

5.2                               Notice.  The Manager shall be responsible for giving prompt notice to the Company of any and all claims or actions brought against the Manager, the Facility or any persons acting on behalf of any of the above, where such claim or action is related to the Company, the Gaming Operations or the Facility.  Claims and actions, for the purposes of this Agreement, shall include administrative, civil or criminal actions brought in any forum or jurisdiction.

5.3                               Legal Fees.  The Manager shall be responsible for any and all costs of legal representation obtained by the Manager for purposes other than carrying out its duties and responsibilities under this Agreement, and no such other expenses or costs shall be paid as an Operating Expense.

5.4                               Indemnification.  The Manager shall be entitled to indemnification from the Company for all liabilities incurred and claims made as a result of the Manager’s good faith performance of duties under this Agreement.  The Manager shall allow the Company to assume full control of the defense of any matter for which the Company may be responsible and shall cooperate with the Company in the defense of such claim; provided, however, that the Company shall not admit fault on the part of the Manager or enter into a settlement having an adverse financial impact on the Manager without the Manager’s prior written consent.  The Company shall have no obligation to indemnify unless these conditions are met, and specifically shall not be required to indemnify for any claim or suit which is settled without the Company’s prior written approval.

ARTICLE 6.
TERMINATION AND MEMBER ASSUMPTION RIGHTS

6.1                               Termination.  This Agreement may be terminated in accordance with the following provisions:

(a)                                  Upon the written consent of both the Company and the Manager;

(b)                                 If either party defaults in the observance or performance of any material term or provision of this Agreement, and fails to remedy such default or nonperformance within sixty (60) days of receiving written notice of same, the other party has the right to terminate this Agreement for cause immediately thereafter;

(c)                                  The Company may terminate this Agreement immediately if the Manager is determined to be an Unsuitable Person; or

(d)                                 Either party, at its election, may declare the other party to be in default under this Agreement and, without prejudice to any of its rights hereunder, may forthwith terminate this Agreement effective upon written notice to the other party in the event the other party: (i) makes a general assignment for the benefit of creditors; (ii) has a receiver of all or substantially all of its assets appointed; (iii) files a petition for reorganization or other arrangement or in bankruptcy under the U.S. bankruptcy laws; or (iv) becomes or is declared insolvent.

6.2                               Rights of Members to Assume Duties of the Manager.  During the period when Low is the Manager hereunder, Southwest shall have the option to assume Low’s rights, duties and responsibilities as the Manager under this Agreement if the Management Agreement Criteria are not met.  During any period when Southwest is the Manager hereunder, Low shall have the option to assume Southwest’s rights, duties and responsibilities as the Manager under this Agreement if the Management Agreement Criteria are not met.

6.3                               Resignation Rights of the Manager.  The Manager may, at its election, resign from its duties and responsibilities as Manager under this Agreement upon at least one hundred eighty (180) days prior written notice to the Company and the Members.  The Member who is not the acting Manager under this Agreement shall have the right, but not the obligation, to assume the rights, duties and responsibilities of the Manager under this Agreement, which right shall be exercisable within thirty (30) days following such Member’s receipt of notice of the Manager’s resignation pursuant to this Section.

6.4                               Procedures upon an Assumption.  Upon the assumption of the rights, duties and obligations of the Manager by the non-Manager Member, the acting Manager shall cooperate with the assuming Manager to insure a smooth transition of the Manager position in accordance with the terms of this Agreement.  Such cooperation shall include, but not be limited to, the acting Manager (i) making itself available for meetings at the Facility with the assuming Manager, (ii) apprising the assuming Manager of all matters relevant to the Gaming Operation and (iii) providing such additional information and performing all other actions reasonably requested by the assuming Manager.

ARTICLE 7.
MISCELLANEOUS

7.1                               Binding Effect.  The benefits and obligations of this Agreement shall inure to and be binding upon the parties hereto, their respective successors and assigns, provided that neither party may assign or sublease their interest in this Agreement without prior written approval of the other party.  Any assignment or sublease under this Agreement shall be subject to approval by the Gaming Commission.

7.2                               Entire Agreement.  This Agreement and the Operating Agreement represent the entire agreement between the Company and Manager with respect to the management of the Facility and the Gaming Operations, and supersede all other previous agreements, whether written or oral.

7.3                               Notices.  Any notice required to be given pursuant to this Agreement shall be delivered by certified mail addressed:

to Company at:

Southwest Missouri Gaming, LLC

2740 N. Mayfair

Springfield, Missouri 65803

to Low at:

Robert E. Low

2740 N. Mayfair

Springfield, MO 65803

to Southwest at:

SW Missouri, LLC

c/o Southwest Casino & Hotel Corp.

2001 Killebrew Drive, Suite 306

Minneapolis, Minnesota 55425

7.4                               No Partnership.  Nothing in this Agreement is intended to create or constitute the parties as partners together, or one to the other, and it is expressly agreed that this business relationship shall not be a partnership.

7.5                               Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri.  Venue for any disputes shall be in Greene County, Missouri.

7.6                               Amendments.  This Agreement may not be amended, modified, altered or supplemented without the prior written consent of the parties hereto.

7.7                               Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

7.8                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first set forth above.

SOUTHWEST MISSOURI GAMING, LLC,
a Missouri limited liability company

By:	/s/Thomas E. Fox
Name:	/s/Thomas E. Fox
Its:	Manager

/s/ Robert E. Low
Robert E. Low

SW MISSOURI, LLC,
a Minnesota limited liability company

By:	/s/ James B. Druck
Name:	/s/ James B. Druck
Its:	Manager